Exhibit 10.32

ADDENDUM TO STOCK OPTION AGREEMENTS

This ADDENDUM TO STOCK OPTION AGREEMENTS (this “Addendum”), dated December ___, 2006, is entered into by and between BED BATH & BEYOND INC. (the “Company”) and ________________________ (“you”).

WHEREAS, the Company and you are parties to those certain Stock Option Agreements, listed on the attached Schedule (each, an “Agreement,” and together, the “Agreements”) under (as applicable) the Company’s 1992 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan and 2004 Incentive Compensation Plan (collectively, the “Plans”) pursuant to which you were granted the right to purchase common stock of the Company, some of which you have not exercised as of the date hereof and which were not vested as of January 1, 2005 (the “Affected Options”);

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“409A”) generally provides that unless certain requirements are satisfied, amounts deferred under a nonqualified deferred compensation plan are subject to income tax, an additional 20% tax and possible penalty interest upon vesting of such amounts and possibly beyond vesting;

WHEREAS, for purposes of 409A, a stock option granted with an exercise price that has been deemed to be less than the fair market value of the underlying common stock of the Company on the date of grant (a “Discounted Stock Option”) and that has not vested by January 1, 2005, is treated as deferred compensation subject to the requirements of 409A;

WHEREAS, Q&A-18(d) of Internal Revenue Service Notice 2005-1 (“Notice 2005-1”), as modified by the proposed regulations under 409A and as further modified by Internal Revenue Service Notice 2006-79 (“Notice 2006-79”) generally permits the substitution of the exercise price of a Discounted Stock Option with a new exercise price equal to fair market value (as defined under the applicable Plan) of the Company’s common stock on the deemed date of grant, provided that the substitution occurs on or before December 31, 2006 in certain instances with respect to persons subject to the disclosure requirements of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Individual”) and on or before December 31, 2007 with respect to persons who are not Section 16 Individuals;

WHEREAS, Q&A-19(c) of Notice 2005-1, as modified by the proposed regulations under 409A and as further modified by Notice 2006-79, permits the amendment of a stock option agreement to provide for new exercise timing elections with respect to previously granted stock options and the election will not be treated as a change in the form and timing of payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3), provided that the participant makes the election on or before December 31, 2006 in certain instances with respect to a Section 16 Individual and on or before December 31, 2007 with respect to persons who are not Section 16 Individuals;

WHEREAS, the Affected Options have been deemed to be Discounted Stock Options subject to 409A;

           WHEREAS, each of the Agreements provide for certain exercise rights more particularly described in such Agreements;

WHEREAS, in order to comply with 409A and recent interpretations of certain accounting and financial reporting requirements and in order to avoid triggering adverse tax consequences to you (including income tax, additional 20% tax and possible penalty interest) in the event of non-compliance with 409A, it is necessary to have you either: (i) select the calendar year for each tranche of each Affected Option in which you shall exercise certain of your remaining unexercised Affected Options, other than in the event of your termination of service; or (ii) elect to increase the Affected Option exercise price with respect to certain of your remaining unexercised Affected Options, all as more particularly described below; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has authorized the entering into of this Addendum.

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.               Election.  Notwithstanding any other provision of the Agreements, you agree that, if you so elect in the exhibit attached hereto, you shall exercise certain of your Affected Options in accordance with either the (i) exercise dates designated by you, or (ii) substituted exercise prices, each as set forth in this Addendum and the exhibit attached hereto.

2.               Impact of Failure to Make Election.  In the event you elect to exercise certain of your Affected Options in certain specified calendar years in accordance with your election set forth on the exhibit attached hereto, your failure to actually exercise your Affected Options in accordance with the time periods described herein will result in the cancellation and forfeiture of your Affected Options and the Company will have no obligation to pay any amounts to you (or your beneficiaries) with respect to such forfeited Affected Options.  In the event you do not elect either of the foregoing choices (i.e., either to elect specified exercise dates or substituted prices with respect to Affected Options), then you acknowledge that you shall be responsible for any excise or other tax or penalty imposed as a result of your failure to revise the Agreements as provided herein.  Without limiting the generality of the foregoing, you acknowledge that in the event that you fail to elect either of the above choices, you will be subject to income tax, an additional 20% tax and possible penalty interest upon the vesting of each such Affected Options and possibly beyond.

3.               Election Procedure.  Attached as an exhibit to this Addendum and incorporated herein is a Calendar Year Designation Document (a “CYDD”) listing each of the Agreements.  The CYDD reflects the agreed upon calendar year, if any, during which you will exercise the indicated number of Affected Options (referred to herein as the “Designated Date Options”).  In no event (i) except as set forth in Paragraphs 4 and 6 below, shall you be eligible to exercise such Designated Date Options in any year other than during the designated calendar year set forth in the CYDD, and (ii) shall the calendar year designation selected by you result in an exercise date which is later than the original stated term of the particular Agreement.  In the event you have not completed the CYDD with respect to a particular grant, you shall be deemed to have elected that the exercise price at which you will be permitted to exercise the Affected Options subject to that particular grant (referred to herein as the “Exercise Price Adjusted Options”) shall be the price indicated on the CYDD in the column marked “Revised Price” (with such revised exercise price being hereinafter referred to as the “Measurement Date Price”).  In such case, you hereby waive any right, with respect to each Exercise Price Adjusted Option, to the difference between (x) the original exercise price set forth in each Agreement, and (y) the applicable Measurement Date Price under any circumstance.  With respect to any Exercise Price Adjusted Options, all other terms and conditions of such Exercise Price Adjusted Options shall remain in full force and effect in accordance with the Agreements and the applicable Plan.

4.               Impact of Termination of Service on Designated Date Options.  Notwithstanding anything herein or in the Agreements to the contrary, in the event that you terminate service with the Company (and its affiliates) prior to a designated calendar year set forth in the CYDD, you shall have the right to exercise any remaining vested Designated Date Options that are subject to a CYDD following such termination of service as provided in the Agreements subject to this Paragraph 4.  In the event that you terminate service with the Company (and its affiliates) during a designated calendar year set forth in the CYDD, such termination of service (other than a termination contemplated under Subparagraph 4A), shall have no impact on your right to exercise any remaining vested Designated Date Options during such designated calendar year and you shall be entitled to exercise such Designated Date Options solely during such calendar year.  For purposes of this Paragraph 4, the term “termination from service” with respect to each Designated Date Option shall have the meaning set forth in each applicable Plan and Agreement.  Notwithstanding the foregoing sentence, your ability to exercise your Designated Date Options as a result of a termination of service prior to the commencement of the applicable designated calendar year set forth in the CYDD may occur solely upon your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder).  Notwithstanding any other provision of this Addendum, in the event that you are deemed a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of your termination of service prior to the commencement of the applicable designated calendar year set forth in the CYDD, your exercise of any remaining vested Designated Date Options that are subject to a CYDD shall be delayed at least until a period of six (6) months have passed following such termination (other than due to death or a termination due to “disability” as defined in Code Section 409A(a)(2)(C)(i) or (ii)).  In order to effectuate the provisions of this Paragraph 4, it is acknowledged and agreed that:

A.           In the event your service is terminated at any time (i) by the Company for “cause,” or (ii) by you voluntarily after the occurrence of an event that would be grounds for a termination for “cause,” all Designated Date Options, whether vested or unvested at the time of such termination, shall be rendered null and void as a result of such for “cause” termination, and you shall have no right to exercise any such Designated Date Options.

B.             In the event your service is terminated by you voluntarily (except as provided in Subparagraph 4A above) prior to the commencement of the applicable designated calendar year set forth in the CYDD, you shall have the right to exercise all Designated Date Options which have vested as of the date of such termination in accordance with the following provisions:

(i)                                     if the effective date of such termination is on or prior to September 30 of any particular year, you shall have the right to exercise any remaining vested Designated Date Options during the 90 day period which immediately follows such termination (subject to Subparagraphs 4B(iii) and (iv) if you are deemed a “specified employee” at the time of such termination);

(ii)                                  if the effective date of such termination is after September 30 of any particular year, you shall have the right to exercise any remaining vested Designated Date Options during the 90 day period commencing on the January 1 following such particular year (subject to Subparagraphs 4B(iii) and (iv)) if you are deemed a “specified employee” at  the time of such termination;

(iii)                               if you are deemed a “specified employee” on the date of your termination and if the effective date of such termination is on or prior to March 30 of any particular year, you shall have the right to exercise any remaining vested Designated Date Options during the 90 day period which immediately follows the 6th month anniversary date of such termination; and

(iv)                              if you are deemed a “specified employee” on the date of your termination and if the effective date of such termination is on or after April 1 of any particular year, you shall have the right to exercise any remaining vested Designated Date Options during the later of (y) the 90 day period starting January 1 of the following calendar year, or (z) the 90 day period which immediately follows the 6th month anniversary date of such termination.

C.             In the event your service is terminated by the Company without “cause” prior to the commencement of the applicable designated calendar year set forth in the CYDD, all unvested

                        Designated Date Options shall be deemed vested as of the date of such without “cause” termination, and you shall have the right to exercise all Designated Date Options which had vested prior to such termination date (with such vested Designated Date Options being hereinafter referred to as the “Prior to Without Cause Termination Vests”) and all Designated Date Options which have become vested as a result of such termination (with such vested Designated Date Options being hereinafter referred to as the “Accelerated Without Cause Termination Vests”) in accordance with the following provisions:

(i)                                     with respect to the Prior to Without Cause Termination Vests, the provisions of Subparagraphs 4(B) (i), (ii), (iii) and (iv) shall be applicable; and

(ii)                                  with respect to the Accelerated Without Cause Termination Vests, the provisions of Subparagraphs 4(B) (i), (ii), (iii) and (iv) shall be applicable, except that the phrase “90 day period” set forth in five places therein shall be deemed deleted, and the phrase “30 day period” shall be deemed inserted in lieu thereof.

D.            In the event your service is terminated as a result of your death or “disability” prior to the commencement of the applicable designated calendar year set forth in the CYDD, all unvested Designated Date Options shall be deemed vested as of the date of such termination, and you (or your estate) shall have the right to exercise all Designated Date Options which had vested prior to such termination date (with such vested Designated Date Options being hereinafter referred to as the “Prior to Death/Disability Termination Vests”) and all Designated Date Options which have become vested as a result of such death/disability (with such vested Designated Date Options being hereinafter referred to as the “Accelerated Death/Disability Vests”) in accordance with the following provisions:

(i)                                     with respect to both the Prior to Death/Disability Termination Vests and the Accelerated Death/Disability Vests, you shall have the right to exercise any remaining vested Designated Date Options during the 365 day period commencing on the January 1 following the year of such termination; and

(ii)                                  notwithstanding Subparagraph 4(D)(i), if your disability does not constitute a “disability” as defined under Code Section 409A(a)(2)(C)(i) or 409A(a)(2)(C)(ii) and if you are deemed a “specified employee” on such termination, date, you shall have the right to exercise any remaining vested Designated Date Options during the calendar year that immediately follows the 6th month anniversary date of such termination.

E.              In the event of a change in control, you shall vest in your Designated Date Options solely to the extent provided in the Agreements, the applicable Plan or other applicable binding agreement.  Any such vesting shall not impact the exercise periods specified in the CYDD, except as specified below.  Subject to the requirements of 409A, the Company may elect, in its sole discretion, to terminate the affected Designated Date Options, effective at any time within thirty (30) days prior to or twelve (12) months following a change in control (or during such other time period permitted under 409A), provided that the event giving rise to the change in control constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company under 409A.  The Company may elect, in its sole discretion, to terminate the Designated Date Options to the extent permitted under Proposed Treasury Regulation Section 1.409A-3(h)(2)(viii) or other regulations or guidance issued under 409A.  In the event the Company elects to terminate the Designated Date Options as set forth above, you shall be paid an amount, if any, equal to the difference between the per share Designated Date Option exercise price and the per share price paid in connection with the “change in control” multiplied by the number of shares of the Company’s common stock underlying your Designated Date Options, whether or not vested at the time of the change in control.

5.               General Applicability of Addendum.  The provisions of this Addendum shall not apply to any stock options (i) which have already been exercised by you, (ii) which vested, in accordance with the terms of the respective Agreement, on or prior to December 31, 2004 or (iii) which are granted after the date hereof. The provisions of this Addendum shall not apply to any Time Value Restricted Stock you may have been granted.

6.               Impact of Violation of Securities Law.  Except as set forth in this Addendum, the terms of each of the Agreements, the Plans pursuant to which the Agreements were issued and all Company policies regarding the issuance and exercise of stock options remain unmodified and in full force and effect.  In particular, please note that all Company policies regarding scheduled and unscheduled blackouts remain in full force and effect, and all Company policies regarding prohibitions on insider trading remain in full force and effect.  Solely to the extent allowable under 409A or applicable regulations, in the event that the exercise of an Affected Option pursuant to this Addendum and/or the corresponding sale of any underlying shares of the Company’s common stock would violate any applicable securities law (a “Violation Period”), you will be permitted to exercise the vested portion of the Affected Option following the expiration of a Violation Period for the amount of days occurring in the Violation Period up to a maximum of 30 days after the expiration of the Violation Period, even if such date extends beyond designated calendar year specified in the CYDD but in no extent beyond the stated term of the Affected Option.  Nothing in this paragraph shall be construed as shortening the exercise period specified herein in which the Violation Period occurs.  For purposes of this Paragraph 6, the term “applicable securities law” shall be deemed to include those internal Company policies designed to facilitate compliance with applicable securities law.

7.              Interpretation.  Nothing provided herein is intended to be a guarantee of tax treatment with respect to the Affected Options.  It is acknowledged by you and the Company that the provisions set forth herein have been drafted and agreed to by both parties under the assumption that current interpretations of certain accounting, financial reporting and tax requirements require that this Addendum be executed in order to avoid the adverse tax consequences referred to above.  In the event the interpretations of such accounting, financial reporting or tax requirements change, or in the event such accounting, financial reporting or tax requirements are themselves amended, supplemented or replaced by additional or new laws or statutes, then you and the Company shall, in good faith, negotiate an amendment to this Addendum (or, if necessary, terminate this Addendum) so as to reach a result, for both you and the Company, which most closely comports with the original intention of the Agreement without regard to this Addendum.  Without limiting the generality of the foregoing, in the event that any new law, statute or subsequent guidance provides that the exercise period following your termination may straddle more than one calendar period, the post-termination periods specified in the Agreements without regard to this Addendum shall apply, except that if you are a “specified employee” at the time of your termination, the exercise period shall be delayed until the expiration of the 6th month period following your termination.

8.              Execution.  You should carefully consider the provisions of this Addendum prior to your execution.  Please note that this Addendum must be executed by you prior to December 31, 2006.  Nothing in this Addendum constitutes, or shall be construed to constitute, the rendering of legal, tax or financial planning advice by the Company to you; you should consult with your own legal, tax or financial planning experts prior to executing this Addendum.

9.               Code Section 409A.  As amended hereby, the Agreements are intended to comply with Section 409A of the Code and the Company shall construe, interpret and amend the provisions of this Addendum, the applicable Plans and the Agreements in such manner as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code.  It is intended that your election pursuant to this

                        Addendum (and, if applicable, as set forth in the CYDD) constitutes either a cancellation and reissuance in accordance with the transition relief under Notice 2005-1, Q&A-18(d) (if you elect the substitution of an Affected Option’s exercise price) or a change in payment elections in accordance with the transition relief under Notice 2005-1, Q&A-19(c) (if you elect a designated calendar year in the CYDD), in either case, as modified by the proposed regulations under Code Section 409A and as further modified by Notice 2006-79.

                IN WITNESS WHEREOF, the Company and you have executed this Addendum on the date first set forth above.

BED BATH & BEYOND INC.

By:
Steven Temares, Chief Executive Officer